Exhibit 99.2

EXPLANATORY NOTE
Jamf Holding Corp. (the “Company”) is filing this exhibit to reflect changes to the presentation of the Company’s financial information as set forth in the Company’s financial information as set forth in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2021 (the “Q1 2021 Form 10-Q”), as filed with the Securities and Exchange Commission (“SEC”) on May 11, 2021, in order to give effect to the correction of immaterial errors.
As previously disclosed in the Quarterly Report on Form 10-Q for the period ended June 30, 2021 (“Q2 2021 Form 10-Q”), as filed with the SEC on August 20, 2021, the Company revised previously issued consolidated financial statements to correct immaterial errors related to certain commissions that were incorrectly capitalized in prior periods and other immaterial errors. For more information with respect to the correction of these errors, please see Note 3 to Part I, Item 1 included herein. This exhibit updates the information in the following items as initially filed in order to reflect the correction of these immaterial errors: (1) Part I. Item 1 Financial Statements and (2) Part I. Item 2 Management’s Discussion and Analysis of Financial Condition and Results of Operations.
No items in the Q1 2021 Form 10-Q other than those identified above are being updated by this filing. Information in the Q1 2021 Form 10-Q is generally stated as of March 31, 2021, and this filing does not reflect any subsequent information or events other than the correction of immaterial errors noted above. Without limiting the foregoing, this filing does not purport to update Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in the Q1 2021 Form 10-Q for any information, uncertainties, transactions, risks, events or trends occurring, or known to management, other than the correction of immaterial errors described above. More current information regarding the correction of the immaterial errors is contained in the Q2 2021 Form 10-Q and the Company's other filings with the SEC. This exhibit should be read in conjunction with the Q1 2021 Form 10-Q, the Q2 2021 Form 10-Q and any other documents the Company has filed with the SEC subsequent to May 11, 2021 (the “Other Documents”). The Q2 2021 Form 10-Q and the Other Documents contain information regarding events, developments and updates to certain expectations of the Company that have occurred since the filing of the Q1 2021 Form 10-Q.

PART I. FINANCIAL INFORMATION
Item 1.    Financial Statements
JAMF HOLDING CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	(As Revised)
	March 31, 2021 (1)	December 31, 2020 (1)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$196,190	$194,868
Trade accounts receivable, net of allowances of $603 and $530 at March 31, 2021 and December 31, 2020, respectively	75,882	69,056
Income taxes receivable	632	632
Deferred contract costs	9,213	8,284
Prepaid expenses	15,009	13,283
Other current assets	2,325	1,113
Total current assets	299,251	287,236
Equipment and leasehold improvements, net	16,779	15,130
Goodwill	541,850	541,480
Other intangible assets, net	197,504	202,878
Deferred contract costs, non-current	23,638	22,202
Other assets	28,898	5,359
Total assets	$1,107,920	$1,074,285
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,744	$6,967
Accrued liabilities	28,131	31,916
Income taxes payable	1,066	713
Deferred revenues	167,868	160,002
Total current liabilities	202,809	199,598
Deferred revenues, non-current	53,711	45,507
Deferred tax liability, net	4,285	5,087
Other liabilities	33,839	13,079
Total liabilities	294,644	263,271
Commitments and contingencies (Note 9)
Stockholders’ equity:
Preferred stock, $0.001 par value, 50,000,000 shares authorized at March 31, 2021 and December 31, 2020; no shares issued and outstanding at March 31, 2021 and December 31, 2020	—	—
Common stock, $0.001 par value, 500,000,000 shares authorized at March 31, 2021 and December 31, 2020; 117,705,895 and 116,992,472 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	118	117
Additional paid‑in capital	909,966	903,116
Accumulated deficit	(96,808)	(92,219)
Total stockholders’ equity	813,276	811,014
Total liabilities and stockholders’ equity	$1,107,920	$1,074,285
(1) Certain amounts have been revised to correct immaterial errors. See Note 3 for more information.
The accompanying notes are an integral part of these consolidated financial statements.

JAMF HOLDING CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
(unaudited)

	(As Revised)
	Three Months Ended March 31,
	2021 (1)	2020 (1)
Revenue:
Subscription	$74,482	$54,204
Services	4,003	4,087
License	2,242	1,762
Total revenue	80,727	60,053
Cost of revenue:
Cost of subscription (exclusive of amortization expense shown below)	12,014	9,248
Cost of services (exclusive of amortization expense shown below)	2,465	3,090
Amortization expense	2,777	2,677
Total cost of revenue	17,256	15,015
Gross profit	63,471	45,038
Operating expenses:
Sales and marketing	30,167	23,004
Research and development	15,626	12,638
General and administrative	16,244	11,215
Amortization expense	5,627	5,674
Total operating expenses	67,664	52,531
Loss from operations	(4,193)	(7,493)
Interest expense, net	(55)	(4,778)
Foreign currency transaction loss	(218)	(304)
Other income, net	—	55
Loss before income tax (provision) benefit	(4,466)	(12,520)
Income tax (provision) benefit	(123)	3,024
Net loss	$(4,589)	$(9,496)
Net loss per share, basic and diluted	$(0.04)	$(0.09)
Weighted-average shares used to compute net loss per share, basic and diluted	117,386,322	102,860,545
(1) Certain amounts have been revised to correct immaterial errors. See Note 3 for more information.
The accompanying notes are an integral part of these consolidated financial statements.

JAMF HOLDING CORP.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in thousands, except share amounts)
(unaudited)

	Stock Class		Additional Paid‑In Capital	Accumulated Deficit (1)	Stockholders’ Equity (1)
	Common
	Shares	Amount
				(As Revised)	(As Revised)
Three Months Ended March 31, 2021:

Balance, December 31, 2020	116,992,472	$117	$903,116	$(92,219)	$811,014
Exercise of stock options	713,423	1	4,018	—	4,019
Share‑based compensation	—	—	2,832	—	2,832
Net loss	—	—	—	(4,589)	(4,589)
Balance, March 31, 2021	117,705,895	$118	$909,966	$(96,808)	$813,276

Three Months Ended March 31, 2020:

Balance, December 31, 2019	102,843,612	$103	$568,756	$(68,137)	$500,722
Exercise of stock options	18,792	—	103	—	103
Share‑based compensation	—	—	811	—	811
Net loss	—	—	—	(9,496)	(9,496)
Balance, March 31, 2020	102,862,404	$103	$569,670	$(77,633)	$492,140
(1) Certain amounts have been revised to correct immaterial errors. See Note 3 for more information.
The accompanying notes are an integral part of these consolidated financial statements.

JAMF HOLDING CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	(As Revised)
	Three Months Ended March 31,
	2021 (1)	2020 (1)
Cash flows from operating activities
Net loss	$(4,589)	$(9,496)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization expense	9,784	9,669
Amortization of deferred contract costs	2,700	1,705
Amortization of debt issuance costs	69	279
Non-cash lease expense	1,267	—
Provision for bad debt expense and returns	159	240
Share‑based compensation	2,832	811
Deferred tax benefit	(613)	(2,368)
Adjustment to contingent consideration	300	—
Other	201	(73)
Changes in operating assets and liabilities:
Trade accounts receivable	(7,066)	278
Income tax receivable/payable	376	(789)
Prepaid expenses and other assets	(3,317)	(1,756)
Deferred contract costs	(5,065)	(3,713)
Accounts payable	(1,191)	(2,006)
Accrued liabilities	(7,683)	(4,928)
Deferred revenue	15,913	4,863
Other liabilities	(54)	(13)
Net cash provided by (used in) operating activities	4,023	(7,297)
Cash flows from investing activities
Acquisition, net of cash acquired	(3,041)	—
Purchases of equipment and leasehold improvements	(3,290)	(1,039)
Proceeds from sale of equipment and leasehold improvements	12	—
Net cash used in investing activities	(6,319)	(1,039)
Cash flows from financing activities
Cash paid for offering costs	—	(1,465)
Proceeds from the exercise of stock options	4,019	103
Net cash provided by (used in) financing activities	4,019	(1,362)
Effect of exchange rate changes on cash and cash equivalents	(401)	—
Net increase (decrease) in cash and cash equivalents	1,322	(9,698)
Cash and cash equivalents, beginning of period	194,868	32,375
Cash and cash equivalents, end of period	$196,190	$22,677
Supplemental disclosures of cash flow information:
Cash paid for interest	$3	$4,734
Cash paid for income taxes, net of refunds	351	216
Offering costs accrued but not paid	—	2,378
Operating lease assets obtained in exchange for operating lease liabilities	(19)	—
(1) Certain amounts have been revised to correct immaterial errors. See Note 3 for more information.
The accompanying notes are an integral part of these consolidated financial statements.

JAMF HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

Note 1. Basis of presentation and description of business
Description of business
Jamf Holding Corp. and its wholly owned subsidiaries, collectively, are referred to as the “Company,” “we,” “us” or “our.” We are the standard in Apple Enterprise Management, and our cloud software platform is the only vertically-focused Apple infrastructure and security platform of scale in the world. We help organizations connect, manage and protect Apple products, apps and corporate resources in the cloud without ever having to touch the devices. With our products, Apple devices can be deployed to employees brand new in the shrink-wrapped box, automatically set up and personalized at first power-on and continuously administered throughout the life of the device. Our customers are located throughout the world.
Vista Equity Partners acquisition
On November 13, 2017, Vista Equity Partners (“Vista”) acquired a majority share of all the issued and outstanding shares of the Company at the purchase price of $733.8 million (the “Vista Acquisition”). As of March 31, 2021, funds controlled by Vista owned approximately 61.9% of our outstanding common stock. As a result, we are a “controlled company” under NASDAQ Global Select Market (“NASDAQ”) corporate governance rules.
Emerging growth company status
We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as those standards apply to private companies.
We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it is (i) no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.
We will remain an emerging growth company for the first five fiscal years after the completion of our initial public offering (“IPO”), unless one of the following occurs: (i) our total annual gross revenue is at least $1.07 billion, (ii) we have issued more than $1.0 billion in non-convertible debt securities during the prior three year period, or (iii) we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30.
Basis of presentation
The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and include all adjustments necessary for the fair presentation of the consolidated financial position, results of operations, and cash flows of the Company.
Certain reclassifications of prior period amounts have been made to conform to the current presentation. In the fourth quarter of 2020, the Company reclassified on-premise subscription revenue from license revenue to subscription revenue in the consolidated statements of operations on a retroactive basis. The amount reclassified for the three months ended March 31, 2020 was $4.5 million. The revised presentation is consistent with our disaggregated revenue disclosure and is more consistent with how investors and other users of the financial statements evaluate overall subscription revenue. The reclassification had no impact on total revenue.
In 2020, the Company reclassified cash paid for offering costs of $1.5 million during the three months ended March 31, 2020 from operating activities to financing activities in the consolidated statements of cash flows as a result of the completion of our IPO in July 2020. The impact of the reclassification was not material to current or prior period financial statements.

JAMF HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)
Unaudited interim consolidated financial information
The accompanying interim consolidated balance sheet as of March 31, 2021, the consolidated statements of operations, of stockholders’ equity and of cash flows for the three months ended March 31, 2021 and 2020 and the related footnote disclosures are unaudited. These unaudited interim consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and, in management’s opinion, include all adjustments necessary for the fair presentation of the consolidated financial position, results of operations, and cash flows of the Company. Except for the revision discussed in Note 3, all adjustments made were of a normal recurring nature. The results for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future period.
Use of estimates
The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the reporting date, and the reported amounts of revenues and expenses during the reporting period. These estimates are based on management’s best knowledge of current events and actions that the Company may undertake in the future and include, but are not limited to, revenue recognition, stock-based compensation, commissions, goodwill and accounting for income taxes. Actual results could differ from those estimates.
Segment and geographic information
Our chief operating decision maker (“CODM”) is our Chief Executive Officer, who reviews financial information presented on a consolidated basis for purposes of making operating decisions, assessing financial performance and allocating resources. We operate our business as one operating segment and therefore we have one reportable segment.
Revenue by geographic region as determined based on the end user customer address was as follows:

	(As Revised)
	Three Months Ended March 31,
	2021 (1)	2020 (1)
	(in thousands)
Revenue:
The Americas	$60,817	$46,871
Europe, the Middle East, India, and Africa	14,523	9,930
Asia Pacific	5,387	3,252
	$80,727	$60,053
(1) Certain amounts have been revised to correct immaterial errors. See Note 3 for more information.
Note 2. Summary of significant accounting policies
The Company’s significant accounting policies are discussed in Note 2 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. Except for the accounting policies for leases that were updated as a result of adopting the new accounting standard, there have been no significant changes to these policies that have had a material impact on the Company’s consolidated financial statements and related notes for the three months ended March 31, 2021. The following describes the impact of certain policies.
Revenue recognition
The Company applies ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”) and follows a five-step model to determine the appropriate amount of revenue to be recognized in accordance with ASC 606.

JAMF HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)
Disaggregation of Revenue
The Company separates revenue into subscription and non-subscription categories to disaggregate those revenues that are term-based and renewable from those that are one-time in nature. Revenue from subscription and non-subscription contractual arrangements are as follows:

	(As Revised)
	Three Months Ended March 31,
	2021 (1)	2020 (1)
	(in thousands)
SaaS subscription and support and maintenance	$66,776	$49,664
On‑premise subscription	7,706	4,540
Subscription revenue	74,482	54,204
Professional services	4,003	4,087
Perpetual licenses	2,242	1,762
Non‑subscription revenue	6,245	5,849
Total revenue	$80,727	$60,053
(1) Certain amounts have been revised to correct immaterial errors. See Note 3 for more information.
Contract Balances
If revenue is recognized in advance of the right to invoice, a contract asset is recorded. The balances of contract assets were $1.2 million and $0.9 million as of March 31, 2021 and December 31, 2020, respectively.
Contract liabilities consist of customer billings in advance of revenue being recognized. The Company invoices its customers for subscription, support and maintenance and services in advance.
Changes in contract liabilities, including revenue earned during the period from the beginning contract liability balance and new deferrals of revenue during the period, were as follows:

	(As Revised)
	Three Months Ended March 31,
	2021 (1)	2020 (1)
	(in thousands)
Balance, beginning of the period	$205,509	$140,449
Revenue earned	(60,633)	(47,304)
Deferral of revenue	76,703	52,167
Balance, end of the period	$221,579	$145,312
(1) Certain amounts have been revised to correct immaterial errors. See Note 3 for more information.
There were no significant changes to our contract assets and liabilities during the three months ended March 31, 2021 and 2020 outside of our sales activities.
Remaining Performance Obligations
Revenue allocated to remaining performance obligations represents contracted revenue that has not yet been recognized, which includes deferred revenue and noncancellable amounts to be invoiced. As of March 31, 2021 and December 31, 2020, the Company had $243.1 million and $224.1 million, respectively, of remaining performance obligations, with 78% and 80%, respectively, expected to be recognized as revenue over the succeeding 12 months, and the remainder

JAMF HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)
expected to be recognized over the three years thereafter. Previously reported remaining performance obligations as of December 31, 2020 have been revised. See Note 3 for more information.
Deferred Contract Costs
Sales commissions as well as associated payroll taxes and retirement plan contributions (together, contract costs) that are incremental to the acquisition of customer contracts are capitalized using a portfolio approach as deferred contract costs in the consolidated balance sheets when the period of benefit is determined to be greater than one year.
Total amortization of contract costs for the three months ended March 31, 2021 and 2020 was $2.7 million and $1.7 million, respectively. Previously reported amortization of contract costs have been revised. See Note 3 for more information.
The Company periodically reviews these deferred costs to determine whether events or changes in circumstances have occurred that could affect the period of benefit of these deferred contract costs. There were no impairment losses recorded during the three months ended March 31, 2021 and 2020.
Concentration of Credit Risk
For the three months ended March 31, 2021, the Company had one distributor that accounted for more than 10% of total net revenues. Total receivables related to this distributor were $17.3 million as of March 31, 2021. For the three months ended March 31, 2020, the Company had two distributors that accounted for more than 10% of total net revenues. Total receivables related to these distributors were $19.8 million as of December 31, 2020.
No single end customer accounted for more than 10% of total revenue for the three months ended March 31, 2021 and 2020.
Recently issued accounting pronouncements not yet adopted
From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”) or other standard setting bodies and adopted by us as of the specified effective date. Unless otherwise discussed, the impact of recently issued standards that are not yet effective will not have a material impact on our financial position or results of operations upon adoption.
Financial Instruments — Credit Losses
In June 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which introduces a model based on expected losses to estimate credit losses for most financial assets and certain other instruments. In November 2019, the FASB issued ASU No. 2019-10, Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates (“ASU 2019-10”). The update allows the extension of the initial effective date for entities which have not yet adopted ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). The standard is effective for annual reporting periods beginning after December 15, 2022, with early adoption permitted. Entities will apply the standard’s provisions by recording a cumulative-effect adjustment to retained earnings. The Company has not yet adopted ASU 2016-13 and is currently evaluating the effect the standard will have on its consolidated financial statements.
Reference Rate Reform
In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“ASU 2020-04”), which provides entities with temporary optional financial reporting alternatives to ease the potential burden in accounting for reference rate reform and includes a provision that allows entities to account for a modified contract as a continuation of an existing contract. ASU 2020-04 is effective upon issuance and

JAMF HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)
can be applied through December 31, 2022. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements.
Adoption of new accounting pronouncements
Leases
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) to increase transparency and comparability among organizations related to their leasing arrangements. The update requires lessees to recognize most leases on their balance sheets, with the exception of short-term leases if a policy election is made, while recognizing lease expense on their income statements in a manner similar to current GAAP. The guidance also requires entities to disclose key quantitative and qualitative information about its leasing arrangements. The Company adopted the new lease standard on January 1, 2021 using the optional transition method to the modified retrospective approach. Under this transition provision, results for reporting periods beginning on January 1, 2021 are presented under ASC Topic 842, Leases (“ASC 842”) while prior period amounts continue to be reported and disclosed in accordance with the Company’s historical accounting treatment under ASC Topic 840, Leases (“ASC 840”).
To reduce the burden of adoption and ongoing compliance with ASC 842, a number of practical expedients and policy elections are available under the new guidance. The Company elected the “package of practical expedients” permitted under the transition guidance, which among other things, did not require reassessment of whether contracts entered into prior to adoption are or contain leases, and allowed carryforward of the historical lease classification for existing leases. The Company has not elected to adopt the “hindsight” practical expedient, and therefore measured the right-of-use (“ROU”) asset and lease liability using the remaining portion of the lease term at adoption on January 1, 2021.
The Company made an accounting policy election under ASC 842 not to recognize ROU assets and lease liabilities for leases with a term of twelve months or less. For all other leases, the Company recognizes ROU assets and lease liabilities based on the present value of lease payments over the lease term at the commencement date of the lease (or January 1, 2021 for existing leases upon the adoption of ASC 842). The ROU assets also include any initial direct costs incurred and lease payments made at or before the commencement date and are reduced by any lease incentives.
Future lease payments may include fixed rent escalation clauses or payments that depend on an index (such as the consumer price index). Subsequent changes to an index and other periodic market-rate adjustments to base rent are recorded in variable lease expense in the period incurred.
The Company has made an accounting policy election to account for lease and non-lease components in its contracts as a single lease component for all asset classes. The non-lease components typically represent additional services transferred to the Company, such as common area maintenance for real estate, which are variable in nature and recorded in variable lease expense in the period incurred.
The Company uses its incremental borrowing rate to determine the present value of lease payments as the Company’s leases do not have a readily determinable implicit discount rate. The incremental borrowing rate is the rate of interest the Company would have to pay to borrow on a collateralized basis over a similar term and amount in a similar economic environment. Judgement is applied in assessing factors such as Company specific credit risk, lease term, nature and quality of the underlying collateral, currency and economic environment in determining the incremental borrowing rate to apply to each lease.
Upon adoption, the Company recorded ROU assets and lease liabilities of approximately $25.0 million and $28.6 million, respectively, related to the Company’s operating leases. The adoption of the new lease standard did not materially impact our consolidated statements of operations or consolidated statements of cash flows. See Note 7 for more information.

JAMF HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)
Debt with Conversion and Other Options and Contracts in Entity’s Own Equity
In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity. Among other changes, the standard eliminates the beneficial conversion and cash conversion accounting models for convertible instruments. As a result, entities will account for a convertible debt instrument wholly as debt unless the instrument contains features that require bifurcation as a derivative in accordance with ASC Topic 815, Derivatives and Hedging, or a convertible debt instrument was issued at a substantial premium. In addition, the amendments also require the if-converted method to be applied for all convertible instruments when calculating diluted earnings per share. The standard is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted. The Company early adopted the new standard on January 1, 2021. The adoption of the standard did not have a material impact on the Company’s consolidated financial statements.
Note 3. Revision of previously issued unaudited interim financial statements
In connection with the preparation of its financial statements for the quarter ended June 30, 2021, the Company identified immaterial errors related to certain commissions that were incorrectly capitalized in prior periods. The commissions, as well as the associated payroll taxes and retirement plan contributions, were not incremental to the acquisition of customer contracts and should have been expensed as incurred in accordance with GAAP, rather than capitalized. As a result, sales and marketing expenses were understated and deferred contract costs were overstated by $0.8 million and $0.7 million for the three months ended March 31, 2021 and 2020, respectively.
In accordance with Staff Accounting Bulletin (“SAB”) No. 99, Materiality and SAB No. 108, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements, the Company evaluated the materiality of this error both quantitatively and qualitatively and determined that it was not material to its previously issued consolidated financial statements. However, adjusting for the cumulative effect of this error in the consolidated statement of operations for 2021 would be material to the Company’s results for this period as the cumulative amount of the error increased over time. As such, the Company revised its previously issued consolidated financial statements as of and for the years ended December 31, 2020, 2019 and 2018 and its unaudited consolidated financial statements as of and for the quarter ended March 31, 2021 and quarters and year-to-date periods ended June 30, 2020 and September 30, 2020 to correct the error.
The revisions also include the corrections of other immaterial errors that the Company previously recorded as out-of-period adjustments in the period of identification, as well as other previously identified immaterial errors. The previously recorded out-of-period adjustments included the establishment of state valuation allowances, as well as other immaterial errors. The Company previously determined that these errors did not, both individually and in the aggregate, result in a material misstatement of our previously issued consolidated financial statements and reached the same conclusion when aggregating these immaterial errors with the commissions error described above.
The accompanying financial statements and relevant footnotes to the consolidated financial statements have been revised to correct for the immaterial errors discussed above. The tables below provide reconciliations of our previously reported amounts to revised amounts to correct for these immaterial errors in our unaudited consolidated financial statements as of and for the quarters ended March 31, 2021 and 2020.

JAMF HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)

	March 31, 2021
	As Previously Reported	Adjustments		As Revised
		Commissions	Other
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$196,190	$—	$—	$196,190
Trade accounts receivable, net of allowances	75,882	—	—	75,882
Income taxes receivable	632	—	—	632
Deferred contract costs	11,155	(1,942)	—	9,213
Prepaid expenses	15,009	—	—	15,009
Other current assets	2,325	—	—	2,325
Total current assets	301,193	(1,942)	—	299,251
Equipment and leasehold improvements, net	16,965	—	(186)	16,779
Goodwill	541,850	—	—	541,850
Other intangible assets, net	197,504	—	—	197,504
Deferred contract costs, non-current	28,774	(5,136)	—	23,638
Other assets	28,898	—	—	28,898
Total assets	$1,115,184	$(7,078)	$(186)	$1,107,920
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,744	$—	$—	$5,744
Accrued liabilities	28,131	—	—	28,131
Income taxes payable	1,153	(68)	(19)	1,066
Deferred revenues	167,868	—	—	167,868
Total current liabilities	202,896	(68)	(19)	202,809
Deferred revenues, non-current	53,711	—	—	53,711
Deferred tax liability, net	5,475	(1,391)	201	4,285
Other liabilities	33,839	—	—	33,839
Total liabilities	295,921	(1,459)	182	294,644
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—	—	—
Common stock	118	—	—	118
Additional paid‑in capital	909,966	—	—	909,966
Accumulated deficit	(90,821)	(5,619)	(368)	(96,808)
Total stockholders’ equity	819,263	(5,619)	(368)	813,276
Total liabilities and stockholders’ equity	$1,115,184	$(7,078)	$(186)	$1,107,920

JAMF HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)

	Three Months Ended March 31, 2021
	As Previously Reported	Adjustments		As Revised
		Commissions	Other
	(in thousands, except share and per share amounts)
Revenue:
Subscription	$74,923	$—	$(441)	$74,482
Services	4,003	—	—	4,003
License	2,242	—	—	2,242
Total revenue	81,168	—	(441)	80,727
Cost of revenue:
Cost of subscription (exclusive of amortization expense shown below)	12,014	—	—	12,014
Cost of services (exclusive of amortization expense shown below)	2,465	—	—	2,465
Amortization expense	2,777	—	—	2,777
Total cost of revenue	17,256	—	—	17,256
Gross profit	63,912	—	(441)	63,471
Operating expenses:
Sales and marketing	29,332	835	—	30,167
Research and development	15,626	—	—	15,626
General and administrative	16,105	—	139	16,244
Amortization expense	5,627	—	—	5,627
Total operating expenses	66,690	835	139	67,664
Loss from operations	(2,778)	(835)	(580)	(4,193)
Interest expense, net	(55)	—	—	(55)
Foreign currency transaction loss	(171)	—	(47)	(218)
Other income, net	—	—	—	—
Loss before income tax benefit	(3,004)	(835)	(627)	(4,466)
Income tax benefit	(65)	(76)	18	(123)
Net loss	$(3,069)	$(911)	$(609)	$(4,589)
Net loss per share, basic and diluted	$(0.03)			$(0.04)
Weighted-average shares used to compute net loss per share, basic and diluted	117,386,322			117,386,322

JAMF HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)

	Stock Class		Additional Paid‑In Capital	Accumulated Deficit	Stockholders’ Equity
	Common
	Shares	Amount
	(in thousands, except share amounts)
As Previously Reported
Balance, December 31, 2020	116,992,472	$117	$903,116	$(87,752)	$815,481
Exercise of stock options	713,423	1	4,018	—	4,019
Share‑based compensation	—	—	2,832	—	2,832
Net loss	—	—	—	(3,069)	(3,069)
Balance, March 31, 2021	117,705,895	$118	$909,966	$(90,821)	$819,263

Commissions Adjustment
Balance, December 31, 2020	—	$—	$—	$(4,708)	$(4,708)
Exercise of stock options	—	—	—	—	—
Share‑based compensation	—	—	—	—	—
Net loss	—	—	—	(911)	(911)
Balance, March 31, 2021	—	$—	$—	$(5,619)	$(5,619)

Other Adjustments
Balance, December 31, 2020	—	$—	$—	$241	$241
Exercise of stock options	—	—	—	—	—
Share‑based compensation	—	—	—	—	—
Net loss	—	—	—	(609)	(609)
Balance, March 31, 2021	—	$—	$—	$(368)	$(368)

As Revised
Balance, December 31, 2020	116,992,472	$117	$903,116	$(92,219)	$811,014
Exercise of stock options	713,423	1	4,018	—	4,019
Share‑based compensation	—	—	2,832	—	2,832
Net loss	—	—	—	(4,589)	(4,589)
Balance, March 31, 2021	117,705,895	$118	$909,966	$(96,808)	$813,276

JAMF HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)

	Three Months Ended March 31, 2021
	As Previously Reported	Adjustments		As Revised
		Commissions	Other
	(in thousands)
Cash flows from operating activities
Net loss	$(3,069)	$(911)	$(609)	$(4,589)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization expense	9,784	—	—	9,784
Amortization of deferred contract costs	3,296	(596)	—	2,700
Amortization of debt issuance costs	69	—	—	69
Non-cash lease expense	1,267	—	—	1,267
Provision for bad debt expense and returns	159	—	—	159
Share‑based compensation	2,832	—	—	2,832
Deferred tax benefit	(758)	144	1	(613)
Adjustment to contingent consideration	300	—	—	300
Other	62	—	139	201
Changes in operating assets and liabilities:
Trade accounts receivable	(7,066)	—	—	(7,066)
Income tax receivable/payable	463	(68)	(19)	376
Prepaid expenses and other assets	(3,317)	—	—	(3,317)
Deferred contract costs	(6,496)	1,431	—	(5,065)
Accounts payable	(1,191)	—	—	(1,191)
Accrued liabilities	(7,694)	—	11	(7,683)
Deferred revenue	15,472	—	441	15,913
Other liabilities	(90)	—	36	(54)
Net cash provided by operating activities	4,023	—	—	4,023
Cash flows from investing activities
Acquisition, net of cash acquired	(3,041)	—	—	(3,041)
Purchases of equipment and leasehold improvements	(3,290)	—	—	(3,290)
Proceeds from sale of equipment and leasehold improvements	12	—	—	12
Net cash used in investing activities	(6,319)	—	—	(6,319)
Cash flows from financing activities
Proceeds from the exercise of stock options	4,019	—	—	4,019
Net cash provided by financing activities	4,019	—	—	4,019
Effect of exchange rate changes on cash and cash equivalents	(401)	—	—	(401)
Net increase in cash and cash equivalents	1,322	—	—	1,322
Cash and cash equivalents, beginning of period	194,868	—	—	194,868
Cash and cash equivalents, end of period	$196,190	$—	$—	$196,190
Supplemental disclosures of cash flow information:
Cash paid for interest	$3	$—	$—	$3
Cash paid for income taxes, net of refunds	351	—	—	351
Operating lease assets obtained in exchange for operating lease liabilities	(19)	—	—	(19)

JAMF HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)

	March 31, 2020
	As Previously Reported	Adjustments		As Revised
		Commissions	Other
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$22,677	$—	$—	$22,677
Trade accounts receivable, net of allowances	46,203	—	—	46,203
Income taxes receivable	520	—	—	520
Deferred contract costs	6,331	(1,118)	—	5,213
Prepaid expenses	13,491	—	—	13,491
Other current assets	5,194	—	—	5,194
Total current assets	94,416	(1,118)	—	93,298
Equipment and leasehold improvements, net	12,274	—	2,635	14,909
Goodwill	539,818	—	—	539,818
Other intangible assets, net	226,741	—	—	226,741
Deferred contract costs, non-current	18,154	(3,318)	—	14,836
Other assets	2,524	—	—	2,524
Total assets	$893,927	$(4,436)	$2,635	$892,126
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,804	$—	$(155)	$1,649
Accrued liabilities	22,862	—	342	23,204
Income taxes payable	536	—	—	536
Deferred revenues	122,859	—	(423)	122,436
Total current liabilities	148,061	—	(236)	147,825
Deferred revenues, non-current	22,876	—	—	22,876
Deferred tax liability, net	15,566	(1,085)	1,589	16,070
Debt	201,597	—	—	201,597
Other liabilities	9,325	—	2,293	11,618
Total liabilities	397,425	(1,085)	3,646	399,986
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—	—	—
Common stock	103	—	—	103
Additional paid‑in capital	569,670	—	—	569,670
Accumulated deficit	(73,271)	(3,351)	(1,011)	(77,633)
Total stockholders’ equity	496,502	(3,351)	(1,011)	492,140
Total liabilities and stockholders’ equity	$893,927	$(4,436)	$2,635	$892,126

JAMF HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)

	Three Months Ended March 31, 2020
	As Previously Reported	Adjustments		As Revised
		Commissions	Other
	(in thousands, except share and per share amounts)
Revenue:
Subscription	$54,618	$—	$(414)	$54,204
Services	4,010	—	77	4,087
License	1,762	—	—	1,762
Total revenue	60,390	—	(337)	60,053
Cost of revenue:
Cost of subscription (exclusive of amortization expense shown below)	9,248	—	—	9,248
Cost of services (exclusive of amortization expense shown below)	3,086	—	4	3,090
Amortization expense	2,677	—	—	2,677
Total cost of revenue	15,011	—	4	15,015
Gross profit	45,379	—	(341)	45,038
Operating expenses:
Sales and marketing	22,282	690	32	23,004
Research and development	12,617	—	21	12,638
General and administrative	11,289	—	(74)	11,215
Amortization expense	5,674	—	—	5,674
Total operating expenses	51,862	690	(21)	52,531
Loss from operations	(6,483)	(690)	(320)	(7,493)
Interest expense, net	(4,778)	—	—	(4,778)
Foreign currency transaction loss	(304)	—	—	(304)
Other income, net	55	—	—	55
Loss before income tax benefit	(11,510)	(690)	(320)	(12,520)
Income tax benefit	3,220	169	(365)	3,024
Net loss	$(8,290)	$(521)	$(685)	$(9,496)
Net loss per share, basic and diluted	$(0.08)			$(0.09)
Weighted-average shares used to compute net loss per share, basic and diluted	102,860,545			102,860,545

JAMF HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)

	Stock Class		Additional Paid‑In Capital	Accumulated Deficit	Stockholders’ Equity
	Common
	Shares	Amount
	(in thousands, except share amounts)
As Previously Reported
Balance, December 31, 2019	102,843,612	$103	$568,756	$(64,981)	$503,878
Exercise of stock options	18,792	—	103	—	103
Share‑based compensation	—	—	811	—	811
Net loss	—	—	—	(8,290)	(8,290)
Balance, March 31, 2020	102,862,404	$103	$569,670	$(73,271)	$496,502

Commissions Adjustment
Balance, December 31, 2019	—	$—	$—	$(2,830)	$(2,830)
Exercise of stock options	—	—	—	—	—
Share‑based compensation	—	—	—	—	—
Net loss	—	—	—	(521)	(521)
Balance, March 31, 2020	—	$—	$—	$(3,351)	$(3,351)

Other Adjustments
Balance, December 31, 2019	—	$—	$—	$(326)	$(326)
Exercise of stock options	—	—	—	—	—
Share‑based compensation	—	—	—	—	—
Net loss	—	—	—	(685)	(685)
Balance, March 31, 2020	—	$—	$—	$(1,011)	$(1,011)

As Revised
Balance, December 31, 2019	102,843,612	$103	$568,756	$(68,137)	$500,722
Exercise of stock options	18,792	—	103	—	103
Share‑based compensation	—	—	811	—	811
Net loss	—	—	—	(9,496)	(9,496)
Balance, March 31, 2020	102,862,404	$103	$569,670	$(77,633)	$492,140

JAMF HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)

	Three Months Ended March 31, 2020
	As Previously Reported	Adjustments		As Revised
		Commissions	Other
	(in thousands)
Cash flows from operating activities
Net loss	$(8,290)	$(521)	$(685)	$(9,496)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization expense	9,586	—	83	9,669
Amortization of deferred contract costs	2,090	(385)	—	1,705
Amortization of debt issuance costs	279	—	—	279
Provision for bad debt expense and returns	240	—	—	240
Share‑based compensation	811	—	—	811
Deferred tax benefit	(2,564)	(169)	365	(2,368)
Other	10	—	(83)	(73)
Changes in operating assets and liabilities:
Trade accounts receivable	220	—	58	278
Income tax receivable/payable	(789)	—	—	(789)
Prepaid expenses and other assets	(2,255)	—	499	(1,756)
Deferred contract costs	(4,788)	1,075	—	(3,713)
Accounts payable	(1,989)	—	(17)	(2,006)
Accrued liabilities	(4,928)	—	—	(4,928)
Deferred revenue	5,025	—	(162)	4,863
Other liabilities	(13)	—	—	(13)
Net cash used in operating activities	(7,355)	—	58	(7,297)
Cash flows from investing activities
Purchases of equipment and leasehold improvements	(1,039)	—	—	(1,039)
Net cash used in investing activities	(1,039)	—	—	(1,039)
Cash flows from financing activities
Cash paid for offering costs	(1,465)	—	—	(1,465)
Proceeds from the exercise of stock options	103	—	—	103
Net cash used in financing activities	(1,362)	—	—	(1,362)
Net decrease in cash and cash equivalents	(9,756)	—	58	(9,698)
Cash and cash equivalents, beginning of period	32,433	—	(58)	32,375
Cash and cash equivalents, end of period	$22,677	$—	$—	$22,677
Supplemental disclosures of cash flow information:
Cash paid for interest	$4,734	$—	$—	$4,734
Cash paid for income taxes, net of refunds	216	—	—	216
Offering costs accrued but not paid	2,378	—	—	2,378
Note 4. Financial instruments fair value
We report financial assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis in accordance with ASC Topic 820, Fair Value Measurement (“ASC 820”). ASC 820 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities, which are required to be recorded at fair value, we consider the principal or most advantageous market

JAMF HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)
in which we would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as inherent risk, transfer restrictions and credit risk.
ASC 820 also establishes a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three levels. Fair value represents the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. GAAP established a hierarchy framework to classify the fair value based on the observability of significant inputs to the measurement. The levels of the fair value hierarchy are as follows:
Level 1: Fair value is determined using an unadjusted quoted price in an active market for identical assets or liabilities.
Level 2: Fair value is estimated using inputs other than quoted prices included within Level 1 that are observable, either directly or indirectly.
Level 3: Fair value is estimated using unobservable inputs that are significant to the fair value of the assets or liabilities.
The Company invests in money market funds and U.S. Treasuries with original or remaining maturities at the time of purchase of three months or less, which are measured and recorded at fair value on a recurring basis. Money market funds are valued based on quoted market prices in active markets and classified within Level 1 of the fair value hierarchy. U.S. Treasuries include treasury bills that generally mature within 30 days and are classified within Level 1 of the fair value hierarchy. The fair value of these financial instruments were as follows:

	March 31, 2021
	Level 1	Level 2	Level 3	Total
	(in thousands)
Cash equivalents:
Money market funds	$150,006	$—	$—	$150,006
Total cash equivalents	$150,006	$—	$—	$150,006

	December 31, 2020
	Level 1	Level 2	Level 3	Total
	(in thousands)
Cash equivalents:
Money market funds	$100,000	$—	$—	$100,000
U.S. Treasuries	25,000	—	—	25,000
Total cash equivalents	$125,000	$—	$—	$125,000
The carrying value of accounts receivable and accounts payable approximate their fair value due to their short maturities and are excluded from the tables above.
Note 5. Acquisitions
cmdReporter
On February 26, 2021, the Company entered into an asset purchase agreement with cmdSecurity Inc. (“cmdSecurity”) to acquire certain cmdSecurity assets, including cmdReporter, a suite of security and compliance tools purpose-built for macOS. With cmdReporter, the Company will further extend the security capabilities of its expansive Apple Enterprise Management platform. cmdSecurity’s software complements the Company’s existing product offerings. The Company accounted for the acquisition by applying the acquisition method of accounting for business combinations in accordance with ASC Topic 805, Business Combinations (“ASC 805”). The final aggregate purchase price was approximately $3.4 million. This acquisition was funded by the Company’s cash on hand and includes future contingent consideration due to the sellers. The goodwill represents the excess of the purchase consideration over the fair value of the underlying net identifiable assets. The goodwill recognized in

JAMF HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)
this acquisition is primarily attributable to the cmdSecurity assembled workforce and was not material. The acquired intangible assets and goodwill are deductible for income tax purposes.
At the time of the acquisition, the contingent consideration was valued at $0.4 million, which was based on the acquired business signing new business or renewing acquired contracts during the 90 days following the close of the acquisition. The estimated fair value of these contingent payments is determined using projected contract wins, which uses Level 3 inputs for fair value measurements, including assumptions about the probability of closing contracts based on their current stage in the sales process.
Substantially all of the purchase price consideration related to the fair value of the acquired separately identifiable intangibles assets, which related to acquired developed technology and in-process research and development (“IPR&D”). The fair value of the identifiable intangible assets was estimated using the replacement cost method, whereby the components of the acquired intangibles were reviewed to determine the cumulative cost of development for each component, inclusive of a developer’s profit and an entrepreneurial incentive. The cumulative cost of development was not discounted to account for obsolescence factor as the replacement cost accounted for present day development. The developed technology will be amortized over its estimated weighted-average useful life, which was determined to be 5.0 years. The IPR&D is an indefinite lived intangible asset that is not amortized, but will be evaluated at least annually for impairment. For more details on the intangible assets, see Note 6.
Acquisition-related expenses were expensed as incurred and totaled $0.1 million for the three months ended March 31, 2021. These expenses were recognized as acquisition costs in general and administrative expenses in the consolidated statement of operations.
The Company allocated the net purchase consideration to the net assets acquired based on their respective fair values at the time of the acquisition as follows (in thousands):

Cash consideration	$3,041
Contingent consideration	359
Final aggregate purchase price	$3,400

Intangible assets acquired:
Developed technology	$2,630
IPR&D	400
Goodwill	370
Total purchase consideration	$3,400
Digita Security LLC
In 2019, the Company recorded contingent consideration in connection with its purchase of the outstanding membership interests of Digita. The maximum contingent consideration is $15.0 million if the acquired business achieves certain revenue milestones by December 31, 2022.
The estimated fair value of these contingent payments is determined using a Monte Carlo simulation model, which uses Level 3 inputs for fair value measurements, including assumptions about the probability of growth of subscription services and the related pricing of the services offered. During the three months ended March 31, 2021, the fair value of the contingent consideration was increased by $0.3 million, which was reflected in general and administrative expenses in the consolidated statement of operations. The adjustment for the three months ended March 31, 2021 primarily reflects an increase in the liability due to updated market assumptions. As of March 31, 2021 and December 31, 2020, the fair value of the contingent consideration was $8.5 million and $8.2 million, respectively, which is included in other liabilities in the consolidated balance sheets.

JAMF HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)
Note 6. Goodwill and other intangible assets
The change in the carrying amount of goodwill is as follows:

	Three Months Ended March 31,
	2021	2020
	(in thousands)
Goodwill, beginning of period	$541,480	$539,818
Goodwill acquired	370	—
Goodwill, end of period	$541,850	$539,818
The gross carrying amount and accumulated amortization of intangible assets other than goodwill are as follows:

	Useful Life	Gross Value	Accumulated Amortization	Net Carrying Value	Weighted‑ Average Remaining Useful Life
	(in thousands)
Trademarks	8 years	$34,320	$13,454	$20,866	4.8 years
Customer relationships	2 ‑ 12 years	214,428	55,810	158,618	8.7 years
Developed technology	5 years	54,563	31,173	23,390	2.3 years
Non‑competes	2 years	90	86	4	0.1 years
Balance, December 31, 2020		$303,401	$100,523	$202,878

Trademarks	8 years	$34,300	$14,506	$19,794	4.6 years
Customer relationships	2 ‑ 12 years	214,408	60,342	154,066	8.5 years
Developed technology	5 years	57,193	33,949	23,244	2.4 years
Non‑competes	2 years	90	90	—	—
In-process research and development	Indefinite	400	—	400
Balance, March 31, 2021		$306,391	$108,887	$197,504
Amortization expense was $8.4 million for both the three months ended March 31, 2021 and 2020.
There were no impairments to goodwill or intangible assets recorded for the three months ended March 31, 2021 and 2020.
Note 7. Leases
The Company determines if an arrangement is or contains a lease at inception, which is the date on which the terms of the contract are agreed to and the agreement creates enforceable rights and obligations. Under ASC 842, a contract is or contains a lease when (i) explicitly or implicitly identified assets have been deployed in the contract and (ii) the customer obtains substantially all of the economic benefits from the use of that underlying asset and directs how and for what purpose the asset is used during the term of the contract. The Company also considers whether its service arrangements include the right to control the use of an asset. See Note 2 for more information on the Company’s accounting policies for leases.
The Company leases office facilities and vehicles under operating lease agreements that have initial terms ranging from 1 to 9 years. Some leases include one or more options to renew, generally at our sole discretion, with renewal terms that can extend the lease term up to 10 years. In addition, certain leases contain termination options, where the rights to terminate are held by either the Company, the lessor, or both parties. These options to extend or terminate a lease are included in the lease terms when it is reasonably certain that the Company will exercise that option. The Company’s leases generally do not contain any material restrictive covenants or residual value guarantees. The Company also leases office equipment under a finance lease agreement with a term of 4 years. The Company’s finance lease was not material to the consolidated financial statements as of March 31, 2021.

JAMF HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)
Supplemental balance sheet information related to the Company’s operating leases is as follows:

Leases	Balance Sheet Classification	March 31, 2021
		(in thousands)
Assets
Operating lease assets	Other assets	$23,868

Liabilities
Operating lease liabilities - current	Accrued liabilities	$4,870
Operating lease liabilities - non-current	Other liabilities	23,184
Total operating lease liabilities		$28,054
The weighted-average remaining term of the Company’s operating leases was 6.5 years as of March 31, 2021. The weighted-average discount rate used to measure the present value of the operating lease liabilities was 3.5% as of March 31, 2021.
The components of lease expense were as follows:

Three Months Ended March 31, 2021
(in thousands)
Operating lease cost	$1,514
Short-term lease cost	52
Variable lease cost	439
Total lease expense	$2,005
Operating lease cost is recognized on a straight-line basis over the lease term. The Company leases certain office facilities with a related party, including the office space in Eau Claire, Wisconsin. Operating lease cost with related parties was $0.3 million for the three months ended March 31, 2021.
Total rent expense, including the Company’s share of the lessors’ operating expenses, was $1.3 million for the three months ended March 31, 2020. Previously reported total rent expense has been revised. See Note 3 for more information. Rent expense with related parties, including the Company’s share of the lessors’ operating expenses, was $0.3 million for the three months ended March 31, 2020.
For the three months ended March 31, 2021, operating cash flows included $1.2 million of cash paid for operating lease liabilities.

JAMF HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)
Maturities of the Company’s operating lease liabilities as of March 31, 2021 were as follows:

Operating Leases
(in thousands)
Years ending December 31:
2021 (remaining nine months)	$4,326
2022	5,407
2023	5,331
2024	4,589
2025	2,519
Thereafter	9,482
Total lease payments	31,654
Less: imputed interest	3,600
Total present value of lease liabilities	$28,054
Note 8. Debt
On July 27, 2020, the Company entered into a new secured credit agreement (the “New Credit Agreement”) for an initial revolving credit facility of $150.0 million (the “New Revolving Credit Facility”), which may be increased or decreased under specific circumstances, with a $25.0 million letter of credit sublimit and a $50.0 million alternative currency sublimit. In addition, the New Credit Agreement provides for the ability of the Company to request incremental term loan facilities in a minimum amount of $5.0 million for each facility. The maturity date of the New Credit Agreement is July 27, 2025. The New Credit Agreement contains customary representations and warranties, affirmative covenants, reporting obligations, negative covenants and events of default. We were in compliance with such covenants as of both March 31, 2021 and December 31, 2020. As of both March 31, 2021 and December 31, 2020, we had $1.0 million of letters of credit outstanding under our New Revolving Credit Facility. In the third quarter of 2020, the Company recorded debt issuance costs of $1.3 million, which are amortized to interest expense over the term of the New Credit Agreement. As of both March 31, 2021 and December 31, 2020, debt issuance costs of $1.1 million were included in other assets in the consolidated balance sheets.
Note 9. Commitments and contingencies
Contingencies
From time to time, the Company may be subject to various claims, charges and litigation. The Company records a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Company maintains insurance to cover certain actions and believes that resolution of such claims, charges, or litigation will not have a material impact on the Company’s financial position, results of operations, or liquidity. The Company had no liabilities for contingencies recorded as of March 31, 2021 and December 31, 2020.

JAMF HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)
Note 10. Net loss per share
The following table sets forth the computation of basic and diluted net loss per share:

	(As Revised)
	Three Months Ended March 31,
	2021 (1)	2020 (1)
	(in thousands, except share and per share amounts)
Numerator:
Net loss	$(4,589)	$(9,496)
Denominator:
Weighted-average shares used to compute net loss per share, basic and diluted	117,386,322	102,860,545
Basic and diluted net loss per share	$(0.04)	$(0.09)
(1) Certain amounts have been revised to correct immaterial errors. See Note 3 for more information.
Basic net loss per share is computed by dividing the net loss by the weighted-average number of common shares outstanding for the period. Because we have reported a net loss for the three months ended March 31, 2021 and 2020, the number of shares used to calculate diluted net loss per common share is the same as the number of shares used to calculate basic net loss per common share because the potentially dilutive shares would have been antidilutive if included in the calculation.
The following potentially dilutive securities outstanding have been excluded from the computation of diluted weighted-average shares outstanding because such securities have an antidilutive impact due to losses reported:

	Three Months Ended March 31,
	2021	2020
Stock options outstanding	6,521,067	7,742,158
Unvested restricted stock units	1,374,401	36,520
Total potentially dilutive securities	7,895,468	7,778,678
Note 11. Share-based compensation
On July 21, 2020, the Company adopted the Jamf Holding Corp. Omnibus Incentive Plan (the “2020 Plan”). The 2020 Plan provides for grants of (i) stock options, (ii) stock appreciation rights, (iii) restricted shares, (iv) performance awards, (v) other share-based awards and (vi) other cash-based awards to eligible employees, non-employee directors and consultants of the Company. We initially reserved 14,800,000 shares of our common stock for issuance under the 2020 Plan. The total number of shares reserved for issuance under the 2020 Plan increases on January 1st of each of the first 10 calendar years during the term of the 2020 Plan by the lesser of: (i) a number of shares of our common stock equal to 4% of the total number of shares of our common stock outstanding on December 31st of the preceding calendar year or (ii) a number of shares of our common stock as determined by our board of directors. The maximum number of shares of common stock available for issuance under the 2020 Plan was 19,479,699 shares as of January 1, 2021. As of March 31, 2021, 18,105,298 shares of common stock are reserved for additional grants under the 2020 Plan.
The 2017 Stock Option Plan (“2017 Option Plan”) became effective November 13, 2017 upon the approval of the board of directors and, prior to the adoption of the 2020 Plan, served as the umbrella plan for the Company’s stock-based and cash-based incentive compensation program for its officers and other eligible employees. The aggregate number of shares of common stock that may be issued under the 2017 Option Plan may not exceed 8,470,000 shares. As of March 31, 2021, 128,928 shares of common stock are reserved for additional grants under the 2017 Option Plan. All stock options granted by the Company were at an exercise price at or above the estimated fair market value of the Company’s common stock as of the grant date. No options were granted during the three months ended March 31, 2021.

JAMF HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)
The table below summarizes return target options activity for the three months ended March 31, 2021:

	Options	Weighted‑ Average Exercise Price	Weighted‑ Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in thousands)
Outstanding, December 31, 2020	3,687,664	$6.75	7.8	$85,444
Granted	—	—		—
Exercised	—	—		—
Forfeitures	—	—		—
Outstanding, March 31, 2021	3,687,664	$6.75	7.5	$105,358
Options exercisable at March 31, 2021	—	$—	—	$—
Vested or expected to vest at March 31, 2021	—	$—	—	$—
There was approximately $33.0 million of unrecognized compensation expense related to these return target options as of March 31, 2021. The aggregate intrinsic value in the table above represents the total intrinsic value that would have been received by the optionholders had all optionholders exercised their options.
Restricted stock unit (“RSU”) activity for the three months ended March 31, 2021 was as follows:

	Units	Per Unit Fair Value
Outstanding, December 31, 2020	1,293,107	$26.34
Granted	88,764	37.37
Restrictions lapsed	—	—
Forfeited	(7,470)	26.00
Outstanding, March 31, 2021	1,374,401	$27.05
RSUs under the 2020 Plan vest ratably over four years. RSUs under the 2017 Option Plan vest 100% on the one-year anniversary of the date of the grant. The estimated compensation cost of each RSU, which is equal to the fair value of the award on the date of grant, is recognized on a straight-line basis over the vesting period. There was $31.3 million of total unrecognized compensation cost related to unvested restricted stock that is expected to be recognized over a weighted-average period of 3.4 years as of March 31, 2021.
The table below summarizes the service-based option activity for the three months ended March 31, 2021:

	Options	Weighted‑ Average Exercise Price	Weighted‑ Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in thousands)
Outstanding, December 31, 2020	3,546,826	$5.65	7.1	$86,098
Granted	—	—		—
Exercised	(713,423)	5.63		21,328
Forfeitures	—	—		—
Outstanding, March 31, 2021	2,833,403	$5.65	6.8	$84,072
Options exercisable at March 31, 2021	1,790,693	$5.50	6.7	$53,395
Vested or expected to vest at March 31, 2021	2,833,403	$5.65	6.8	$84,072
The aggregate intrinsic value in the table above represents the total intrinsic value that would have been received by the optionholders had all optionholders exercised their options on the last date of the period. The total fair value of service-based options vested during the three months ended March 31, 2021 was $0.7 million. There was $2.7 million of unrecognized compensation expense related to service-based options that is expected to be recognized over a weighted-average period of 1.5 years as of March 31, 2021.

JAMF HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)
The Company recognized stock-based compensation expense as follows:

	Three Months Ended March 31,
	2021	2020
	(in thousands)
Cost of revenue:
Subscription	$324	$38
Services	77	—
Sales and marketing	842	111
Research and development	778	157
General and administrative	811	505
	$2,832	$811
Note 12.     Income taxes
The Company’s effective tax rates for the three months ended March 31, 2021 and 2020 were (2.8)% and 24.2%, respectively. The effective tax rate for the three months ended March 31, 2021 was lower than the prior year period due to Section 162(m) of the Internal Revenue Code, stock option activity and the domestic valuation allowance. The effective tax rate for the three months ended March 31, 2021 differs from the statutory rate primarily as a result of the domestic valuation allowance. The effective tax rate for the three months ended March 31, 2021 was impacted by $0.1 million of discrete income tax expense. The Company’s annual effective tax rates for the three months ended March 31, 2021 and 2020 were (1.6)% and 21.2%, respectively. The Company’s previously reported effective tax rates and annual effective tax rates have been revised. See Note 3 for more information.
Note 13. Related-party transactions
The Company made pledges to the Jamf Nation Global Foundation (“JNGF”) of $0.1 million for the three months ended March 31, 2021. The Company did not make any pledges to the JNGF for the three months ended March 31, 2020. As of March 31, 2021 and December 31, 2020, the Company accrued $0.4 million and $0.9 million, respectively, related to JNGF pledges, which are included in accrued liabilities in the consolidated balance sheets. The Company has an ongoing lease agreement for office space in Eau Claire, Wisconsin with an entity in which a related party is a minority owner. See Note 7 for further discussion of this lease agreement. The Company may engage in transactions in the ordinary course of business with other companies whose directors or officers may also serve as directors or officers for the Company. The Company carries out these transactions on customary terms.
Vista is a U.S.-based investment firm that controls the funds which own a majority of the Company. The Company has paid for consulting services and other expenses related to services provided by Vista and Vista affiliates. The total expenses incurred by the Company for these services were less than $0.1 million and $0.2 million for the three months ended March 31, 2021 and 2020, respectively. The Company had less than $0.1 million in accounts payable related to these expenses as of both March 31, 2021 and December 31, 2020.
The Company also has revenue arrangements with Vista affiliates. The Company recognized revenue related to these arrangements of $0.2 million and $0.3 million for the three months ended March 31, 2021 and 2020, respectively. The Company had $0.2 million in accounts receivable related to these agreements as of March 31, 2021 and $0.3 million in accounts receivable related to these agreements as of December 31, 2020.
In addition, the Company pays for services with Vista affiliates in the normal course of business. The total expenses incurred by the Company for services with Vista affiliates were $0.2 million and $0.1 million for the three months ended March 31, 2021 and 2020, respectively. The Company had less than $0.1 million in accounts payable related to these expenses as of March 31, 2021 and $0.1 million in accounts payable related to these expenses as of December 31, 2020.
Prior to its termination and repayment in full on July 27, 2020, the Company was party to a term loan facility (the “Prior Term Loan”) and revolving credit facility with a consortium of lenders for a principal amount of $205.0 million and

JAMF HOLDING CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(unaudited)
principal committed amount of $15.0 million, respectively. During the three months ended March 31, 2020, affiliates of Vista were paid $0.8 million in interest on the portion of the Prior Term Loan held by them.
Note 14. Subsequent event
On May 11, 2021, the Company announced that it has signed a definitive agreement (the “Merger Agreement”) to acquire Wandera, Inc. (“Wandera”), a leader in zero trust cloud security and access for mobile devices. Under the terms of the Merger Agreement, Jamf will acquire Wandera for total cash consideration of $400.0 million subject to customary adjustments, including working capital, indebtedness, closing cash on hand and transaction expenses. The total consideration consists of an initial payment of $350.0 million at close and deferred consideration of $50.0 million to be paid in $25.0 million increments on October 1, 2021 and December 15, 2021. The transaction is expected to close during the third quarter of 2021, subject to the satisfaction of customary closing conditions, including required U.S. regulatory approvals.

Item 2.    MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis summarizes the significant factors affecting the consolidated operating results, financial condition, liquidity and cash flows of our company as of and for the periods presented below. The following discussion and analysis should be read in conjunction with our consolidated financial statements and the related notes included elsewhere and our consolidated financial statements and the related notes in our Annual Report on Form 10-K (in each case, as updated to reflect the revision to correct for prior period errors). The discussion contains forward-looking statements that are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below, in our Annual Report on Form 10-K for the year ended December 31, 2020 and in our subsequent Quarterly Reports on Form 10-Q, particularly in the sections entitled “Risk Factors” and “Forward-Looking Statements.”
The following discussion and analysis has been updated to reflect the revision of previously issued consolidated financial statements to correct for prior period errors, which the Company has concluded did not, either individually or in the aggregate, result in a material misstatement of its previously issued consolidated financial statements. Further information regarding the revision is included in “Note 3 — Revision of previously issued unaudited interim financial statements” to the consolidated financial statements included in Part I, Item 1.
Overview
We are the standard in Apple Enterprise Management, and our cloud software platform is the only vertically-focused Apple infrastructure and security platform of scale in the world. We help organizations, including businesses, hospitals, schools and government agencies, connect, manage and protect Apple products, apps and corporate resources in the cloud without ever having to touch the devices. With Jamf’s software, Apple devices can be deployed to employees brand new in the shrink-wrapped box, set up automatically and personalized at first power-on and administered continuously throughout the life of the device.
Jamf was founded in 2002, around the same time that Apple was leading an industry transformation. Apple transformed the way people access and utilize technology through its focus on creating a superior consumer experience. With the release of revolutionary products like the Mac, iPod, iPhone and iPad, Apple built the world’s most valuable brand and became ubiquitous in everyday life.
We have built our company through a singular focus on being the primary solution for Apple in the enterprise. Through our long-standing relationship with Apple, we have accumulated significant Apple technical experience and expertise that give us the ability to fully and quickly leverage and extend the capabilities of Apple products, operating systems and services. This expertise enables us to fully support new innovations and operating system releases the moment they are made available by Apple. This focus has allowed us to create a best-in-class user experience for Apple in the enterprise.
We sell our SaaS solutions via a subscription model, through a direct sales force, online and indirectly via our channel partners, including Apple. Our multi-dimensional go-to-market model and cloud-deployed offering enable us to reach all organizations around the world, large and small, with our software solutions. As a result, we continue to see rapid growth and expansion of our customer base as Apple continues to gain momentum in the enterprise.
On May 11, 2021, we announced the acquisition of Wandera, a leader in zero trust cloud security and access for mobile devices, extending our leadership in Apple Enterprise Management. See Note 13 for further information on the acquisition. Until close, the companies will continue to operate independently. We currently intend to finance the acquisition with a combination of cash on hand and debt financing.

Response to COVID-19
With social distancing measures having been implemented to curtail the spread of COVID-19, we enacted a robust business continuity plan, including a global work-from-home policy for all of our employees. We believe our internal cloud-first technology platforms have allowed for a seamless transition to a remote working environment without any material impacts to our business, highlighting the resilience of our business model. Our product portfolio and platform has enabled our commercial customers to continue with their efforts to work remotely, our K-12 and higher-education customers to deliver distance learning and our health-care customers to provide quality care via a telehealth model, a solution that was conceptualized and released during the current pandemic. We believe that a business like ours is well-suited to navigate the current environment in which customers are focused on effectively conducting business remotely, while the underlying demand for our core products remains relatively unchanged.
The extent to which the COVID-19 pandemic affects our business will depend on future developments in the United States and around the world, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and the actions required to contain and treat it, among others. Although the ultimate impact of the COVID-19 pandemic on our business and financial results remains uncertain, a continued and prolonged public health crisis such as the COVID-19 pandemic could have a material negative impact on our business, operating results and financial condition. See “Risk Factors — Risks Associated with Our Business, Operations and Industry — The COVID-19 pandemic could materially adversely affect our business, operating results, financial condition and prospects” included in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020 for more information.
Key Factors Affecting Our Performance
Our historical financial performance has been, and we expect our financial performance in the future to be, driven by our ability to:
Attract new customers. Our ability to attract new customers is dependent upon a number of factors, including the effectiveness of our pricing and solutions, the features and pricing of our competitors' offerings, the effectiveness of our marketing efforts, the effectiveness of our channel partners in selling, marketing and deploying our software solutions and the growth of the market for Apple devices and services for SMBs and enterprises. Sustaining our growth requires continued adoption of our platform by new customers. We intend to continue to invest in building brand awareness as we further penetrate our addressable markets. We intend to expand our customer base by continuing to make significant and targeted investments in our direct sales and marketing to attract new customers and to drive broader awareness of our software solutions.
Expand within our customer base. Our ability to increase revenue within our existing customer base is dependent upon a number of factors, including their satisfaction with our software solutions and support, the features and pricing of our competitors’ offerings and our ability to effectively enhance our platform by developing new products and features and addressing additional use cases. Often our customers will begin with a small deployment and then later expand their usage more broadly within the enterprise as they realize the benefits of our platform. We believe that our “land and expand” business model allows us to efficiently increase revenue from our existing customer base. We intend to continue to invest in enhancing awareness of our software solutions, creating additional use cases, and developing more products, features, and functionality, which we believe are important factors to expand usage of our software solutions by our existing customer base. We believe our ability to retain and expand usage of our software solutions by our existing customer base is evidenced by our dollar-based net retention rate.
Sustain product innovation and technology leadership. Our success is dependent on our ability to sustain product innovation and technology leadership in order to maintain our competitive advantage. We believe that we have built a highly differentiated platform and we intend to further extend the adoption of our platform through additional innovation. While sales of subscriptions to our Jamf Pro product account for most of our revenue, we intend to continue to invest in building additional products, features and functionality that expand our capabilities and facilitate the extension of our platform to new use cases. Our future success is dependent on our ability to successfully develop, market and sell additional products to both new and existing customers. For example, in 2018, we introduced Jamf Connect to provide users with a seamless connection to corporate resources using a single identity and in 2019 we introduced Jamf Protect to extend Apple's security and privacy model to enterprise teams by creating unprecedented visibility into MacOS fleets through customized remote monitoring and threat detection and prevention.
Continue investment in growth. Our ability to effectively invest for growth is dependent upon a number of factors, including our ability to offset anticipated increases in operating expenses with revenue growth, our ability to spend our research and development budget efficiently or effectively on compelling innovation and technologies, our ability to accurately predict costs and our ability to maintain our corporate culture as our headcount expands. We plan to continue investing in our business so we can capitalize on our market opportunity. We intend to grow our sales team to target expansion within our midmarket and enterprise customers and to attract new customers. We expect to continue to make focused investments in marketing to drive brand awareness and enhance the effectiveness of our customer acquisition model. We also intend to continue to add headcount to our research and development team to develop new and improved products, features and functionality. Although these investments may increase our operating expenses and, as a result, adversely affect our operating results in the near term, we believe they will contribute to our long-term growth.
Continue international expansion. Our international growth in any region will depend on our ability to effectively implement our business processes and go-to-market strategy, our ability to adapt to market or cultural differences, the general competitive landscape, our ability to invest in our sales and marketing channels, the maturity and growth trajectory of Apple devices and services by region and our brand awareness and perception. We plan to continue making investments in our international sales and marketing channels to take advantage of this market opportunity while refining our go-to-market approach based on local market dynamics. While we believe global demand for our platform will increase as international market awareness of Jamf grows, our ability to conduct our operations internationally will require considerable management attention and resources and is subject to the particular challenges of supporting a growing business in an environment of multiple languages, cultures, customs, legal and regulatory systems (including with respect to data transfer and privacy), alternative dispute systems and commercial markets. In addition, global demand for our platform and the growth of our international operations is dependent upon the rate of market adoption of Apple products in international markets.
Enhance our offerings via our partner network. Our success is dependent not only on our independent efforts to innovate, scale and reach more customers directly but also on the success of our partners to continue to gain share in the enterprise. With a focus on the user and being the bridge between critical technologies — with Apple and Microsoft as two examples — we feel we can help other market participants deliver more to enterprise users with the power of Jamf. We will continue to invest in the relationships with our existing, critical partners, nurture and develop new relationships and do so globally. We will continue to invest in developing “plus one” solutions and workflows that help tie our software solutions together with those delivered by others.
Key Business Metrics
In addition to our GAAP financial information, we review several operating and financial metrics, including the following key metrics, to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions.
Number of Devices
We believe our ability to grow the number of devices on our software platform provides a key indicator of the growth of our business and our future business opportunities. We define a device at the end of any particular period as a device owned by a customer, which device has at least one Jamf product pursuant to an active subscription or support and maintenance agreement or that has a reasonable probability of renewal. We define a customer at the end of any particular period as an entity with at least one active subscription or support and maintenance agreement as of the measurement date or that has a reasonable probability of renewal. A single organization with separate subsidiaries, segments or divisions that use our platform may represent multiple customers as we treat each entity, subsidiary, segment or division that is invoiced separately as a single customer. In cases where customers subscribe to our platform through our channel partners, each end customer is counted separately. A single customer may have multiple Jamf products on a single device, but we still would only count that as one device.
The number of devices was 21.8 million and 16.3 million as of March 31, 2021 and 2020, respectively, representing a 34% year-over-year growth rate. We have seen particular strength in the growth rate of devices as COVID-19 has accelerated the demand for organizations to connect remotely, manage, and protect their Apple devices.
Annual Recurring Revenue
Annual Recurring Revenue (“ARR”) represents the annualized value of all subscription and support and maintenance contracts as of the end of the period. ARR mitigates fluctuations due to seasonality, contract term and the sales mix of subscriptions for term-based licenses and SaaS. ARR does not have any standardized meaning and is therefore unlikely to be comparable to similarly titled measures presented by other companies. ARR should be viewed independently of revenue and deferred revenue and is not intended to be combined with or to replace either of those items. ARR is not a forecast and the active contracts at the end of a reporting period used in calculating ARR may or may not be extended or renewed by our customers.
Our ARR was $308.0 million and $224.9 million as of March 31, 2021 and 2020, respectively, which is an increase of 37% year-over-year. The growth in our ARR is primarily driven by our high device expansion rates, our new logo acquisition and the upselling and cross selling of products into our installed base.
Dollar-Based Net Retention Rate
To further illustrate the “land and expand” economics of our customer relationships, we examine the rate at which our customers increase their subscriptions for our software solutions. Our dollar-based net retention rate measures our ability to increase revenue across our existing customer base through expanded use of our software solutions, offset by customers whose subscription contracts with us are not renewed or renew at a lower amount.
We calculate dollar-based net retention rate as of a period end by starting with the ARR from the cohort of all customers as of 12 months prior to such period end (“Prior Period ARR”). We then calculate the ARR from these same customers as of the current period end (“Current Period ARR”). Current Period ARR includes any expansion and is net of contraction or attrition over the last 12 months but excludes ARR from new customers in the current period. We then divide the total Current Period ARR by the total Prior Period ARR to arrive at the dollar-based net retention rate.
Our dollar-based net retention rates were 117% and 120% for the trailing twelve months ended March 31, 2021 and 2020, respectively. Our high dollar-based net retention rates are primarily attributable to an expansion of devices. We believe our ability to cross-sell our new solutions to our installed base, particularly Jamf Connect and Jamf Protect, will continue to support our high dollar-based net retention rates.
Non-GAAP Financial Measures
In addition to our results determined in accordance with GAAP, we believe the non-GAAP measures of Non-GAAP Gross Profit, Non-GAAP Gross Profit Margin, Non-GAAP Operating Income, Non-GAAP Operating Income Margin, Non-GAAP Net Income and Adjusted EBITDA are useful in evaluating our operating performance. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance and assists in comparisons with other companies, some of which use similar non-GAAP information to supplement their GAAP results. The non-GAAP financial information is presented for supplemental informational purposes only, and should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly-titled non-GAAP measures used by other companies. A reconciliation is provided below for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.
Non-GAAP Gross Profit
Non-GAAP Gross Profit and Non-GAAP Gross Profit Margin are supplemental measures of operating performance that are not prepared in accordance with GAAP and that do not represent, and should not be considered as, alternatives to gross profit or gross profit margin, as determined in accordance with GAAP. We define Non-GAAP Gross Profit as gross profit, adjusted for stock-based compensation expense and amortization expense. We define Non-GAAP Gross Profit Margin as Non-GAAP Gross Profit as a percentage of total revenue.
We use Non-GAAP Gross Profit and Non-GAAP Gross Profit Margin to understand and evaluate our core operating performance and trends and to prepare and approve our annual budget. We believe Non-GAAP Gross Profit and Non-GAAP Gross Profit Margin are useful measures to us and to our investors to assist in evaluating our core operating performance because it provides consistency and direct comparability with our past financial performance and between fiscal periods, as the metric eliminates the effects of variability of stock-based compensation expense and amortization of acquired developed technology, which are non-cash expenses that may fluctuate for reasons unrelated to overall operating performance. While the amortization expense of acquired developed technology is excluded from Non-GAAP Gross Profit, the revenue related to acquired developed technology is reflected in Non-GAAP Gross Profit as these assets contribute to our revenue generation.
Non-GAAP Gross Profit and Non-GAAP Gross Profit Margin have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. Because of these limitations,

Non-GAAP Gross Profit and Non-GAAP Gross Profit Margin should not be considered as replacements for gross profit or gross profit margin, as determined by GAAP, or as measures of our profitability. We compensate for these limitations by relying primarily on our GAAP results and using non-GAAP measures only for supplemental purposes.
A reconciliation of Non-GAAP Gross Profit to gross profit, the most directly comparable GAAP measure, is as follows:

	(As Revised)
	Three Months Ended March 31,
	2021 (1)	2020 (1)
	(in thousands)
Gross profit	$63,471	$45,038
Amortization expense	2,777	2,677
Stock-based compensation	401	38
Non-GAAP Gross Profit	$66,649	$47,753
Non-GAAP Gross Profit Margin	83%	80%
(1) Certain amounts have been revised to correct immaterial errors. See Note 3 to the consolidated financial statements included in Part I, Item 1 for more information.
Non-GAAP Operating Income
Non-GAAP Operating Income and Non-GAAP Operating Income Margin are supplemental measures of operating performance that are not prepared in accordance with GAAP and that do not represent, and should not be considered as, alternatives to operating loss or operating loss margin, as determined in accordance with GAAP. We define Non-GAAP Operating Income as operating loss, adjusted for amortization, stock-based compensation, acquisition-related expense, acquisition-related earnout, payroll taxes related to stock-based compensation and costs associated with our secondary offerings. In the first quarter of 2021, we began excluding payroll taxes related to stock-based compensation from our non-GAAP measures as these expenses are tied to the exercise or vesting of underlying equity awards and the price of our common stock at the time of vesting or exercise. As a result, these taxes may vary in any particular period independent of the financial and operating performance of our business. Payroll taxes related to stock-based compensation were not material prior to the first quarter of 2021. We define Non-GAAP Operating Income Margin as Non-GAAP Operating Income as a percentage of total revenue.
We use Non-GAAP Operating Income and Non-GAAP Operating Income Margin to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget, and to develop short-term and long-term operating plans. We believe that Non-GAAP Operating Income and Non-GAAP Operating Income Margin facilitate comparison of our operating performance on a consistent basis between periods, and when viewed in combination with our results prepared in accordance with GAAP, help provide a broader picture of factors and trends affecting our results of operations. While the amortization expense of acquired trademarks, customer relationships, and developed technology is excluded from Non-GAAP Operating Income, the revenue related to acquired trademarks, customer relationships, and developed technology is reflected in Non-GAAP Operating Income as these assets contribute to our revenue generation.
Non-GAAP Operating Income and Non-GAAP Operating Income Margin have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. Because of these limitations, Non-GAAP Operating Income and Non-GAAP Operating Income Margin should not be considered as replacements for operating loss or operating loss margin, as determined by GAAP, or as measures of our profitability. We compensate for these limitations by relying primarily on our GAAP results and using non-GAAP measures only for supplemental purposes.

A reconciliation of Non-GAAP Operating Income to operating loss, the most directly comparable GAAP measure, is as follows:

	(As Revised)
	Three Months Ended March 31,
	2021 (1)	2020 (1)
	(in thousands)
Operating loss	$(4,193)	$(7,493)
Amortization expense	8,404	8,351
Stock-based compensation	2,832	811
Acquisition-related expense	110	1,600
Acquisition-related earnout	300	—
Payroll taxes related to stock-based compensation	395	—
Non-GAAP Operating Income	$7,848	$3,269
Non-GAAP Operating Income Margin	10%	5%
(1) Certain amounts have been revised to correct immaterial errors. See Note 3 to the consolidated financial statements included in Part I, Item 1 for more information.
Non-GAAP Net Income (Loss)
Non-GAAP Net Income (Loss) is a supplemental measure of operating performance that is not prepared in accordance with GAAP and that does not represent, and should not be considered as, an alternative to net loss, as determined in accordance with GAAP. We define Non-GAAP Net Income (Loss) as net loss, adjusted for amortization, stock-based compensation, foreign currency transaction loss, loss on extinguishment of debt, acquisition-related expense, acquisition-related earnout, costs associated with our secondary offerings, payroll taxes related to stock-based compensation, discrete tax items and provision (benefit) for income taxes.
We use Non-GAAP Net Income (Loss) to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget, and to develop short-term and long-term operating plans. We believe that Non-GAAP Net Income (Loss) facilitates comparison of our operating performance on a consistent basis between periods, and when viewed in combination with our results prepared in accordance with GAAP, helps provide a broader picture of factors and trends affecting our results of operations. While the amortization expense of acquired trademarks, customer relationships, and developed technology is excluded from Non-GAAP Net Income (Loss), the revenue related to acquired trademarks, customer relationships, and developed technology is reflected in Non-GAAP Net Income (Loss) as these assets contribute to our revenue generation.
Non-GAAP Net Income (Loss) has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, Non-GAAP Net Income (Loss) should not be considered as a replacement for net loss, as determined by GAAP, or as a measure of our profitability. We compensate for these limitations by relying primarily on our GAAP results and using non-GAAP measures only for supplemental purposes.

A reconciliation of Non-GAAP Net Income (Loss) to net loss, the most directly comparable GAAP measure, is as follows:

	(As Revised)
	Three Months Ended March 31,
	2021 (1)	2020 (1)
	(in thousands)
Net loss	$(4,589)	$(9,496)
Amortization expense	8,404	8,351
Stock-based compensation	2,832	811
Foreign currency transaction loss	218	304
Acquisition-related expense	110	1,600
Acquisition-related earnout	300	—
Payroll taxes related to stock-based compensation	395	—
Discrete tax items	50	(385)
Benefit for income taxes (2)	—	(2,342)
Non-GAAP Net Income (Loss)	$7,720	$(1,157)
(1) Certain amounts have been revised to correct immaterial errors. See Note 3 to the consolidated financial statements included in Part I, Item 1 for more information.
(2) For the three months ended March 31, 2020, the related tax effects of the adjustments to Non-GAAP Net Income (Loss) were calculated using the respective statutory tax rate for applicable jurisdictions, which was not materially different from our annual effective tax rate for full year 2020 of approximately 25%. For the three months ended March 31, 2021, our annual effective tax rate was impacted by changes in the domestic valuation allowance. Therefore, we used a tax rate of nil for the three months ended March 31, 2021 as this rate was materially different than our statutory rate.
Adjusted EBITDA
Adjusted EBITDA is a supplemental measure of operating performance that is not prepared in accordance with GAAP and that does not represent, and should not be considered as, an alternative to net loss, as determined in accordance with GAAP. We define Adjusted EBITDA as net loss, adjusted for interest expense, net, provision (benefit) for income taxes, depreciation and amortization, stock-based compensation, foreign currency transaction loss, loss on extinguishment of debt, acquisition-related expense, acquisition-related earnout, costs associated with our secondary offerings and payroll taxes related to stock-based compensation.
We use Adjusted EBITDA to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget, and to develop short-term and long-term operating plans. We believe that Adjusted EBITDA facilitates comparison of our operating performance on a consistent basis between periods, and when viewed in combination with our results prepared in accordance with GAAP, helps provide a broader picture of factors and trends affecting our results of operations.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, Adjusted EBITDA should not be considered as a replacement for net loss, as determined by GAAP, or as a measure of our profitability. We compensate for these limitations by relying primarily on our GAAP results and using non-GAAP measures only for supplemental purposes.

A reconciliation of Adjusted EBITDA to net loss, the most directly comparable GAAP measure, is as follows:

	(As Revised)
	Three Months Ended March 31,
	2021 (1)	2020 (1)
	(in thousands)
Net loss	$(4,589)	$(9,496)
Interest expense, net	55	4,778
Income tax provision (benefit)	123	(3,024)
Depreciation expense	1,380	1,318
Amortization expense	8,404	8,351
Stock-based compensation	2,832	811
Foreign currency transaction loss	218	304
Acquisition-related expense	110	1,600
Acquisition-related earnout	300	—
Payroll taxes related to stock-based compensation	395	—
Adjusted EBITDA	$9,228	$4,642
(1) Certain amounts have been revised to correct immaterial errors. See Note 3 to the consolidated financial statements included in Part I, Item 1 for more information.
Components of Results of Operations
Revenues
We recognize revenue under ASC 606 when or as performance obligations are satisfied. We derive revenue primarily from sales of SaaS subscriptions and support and maintenance contracts, and to a lesser extent, sales of on-premise subscriptions and perpetual licenses and services.
Subscription. Subscription revenue consists of sales of SaaS subscriptions and support and maintenance contracts. We sell our software solutions primarily with a one-year contract term. We typically invoice SaaS subscription fees and support and maintenance fees annually in advance and recognize revenue ratably over the term of the applicable agreement, provided that all other revenue recognition criteria have been satisfied. In the fourth quarter of 2020, we reclassified the license portion of on-premise subscription revenue from license revenue to subscription revenue in the consolidated statements of operations on a retroactive basis. See additional information in “Note 1 — Basis of Presentation and Description of Business” to the consolidated financial statements included in Part I, Item 1. The license portion of on-premise subscription revenue is recognized upfront, assuming all revenue recognition criteria are satisfied. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies” in our Annual Report on Form 10-K for the year ended December 31, 2020 for more information. We expect subscription revenue to increase over time as we expand our customer base because sales to new customers are expected to be primarily SaaS subscriptions.
License. License revenue consists of revenue from on-premise perpetual licenses of our Jamf Pro product sold primarily to existing customers. We recognize license revenue upfront, assuming all revenue recognition criteria are satisfied. We expect license revenue to decrease because sales to new customers are primarily cloud-based subscription arrangements and therefore reflected in subscription revenue.
Services. Services revenues consist primarily of professional services provided to our customers to configure and optimize the use of our software solutions, as well as training services related to the operation of our software solutions. Our services are priced on a fixed fee basis and generally invoiced in advance of the service being delivered. Revenue is recognized as the services are performed. We expect services revenues to decrease as a percentage of total revenue as the demand for our services is not expected to grow at the same rate as the demand for our subscription solutions.

Cost of Revenues
Cost of subscription. Cost of subscription revenue consists primarily of employee compensation costs for employees associated with supporting our subscription and support and maintenance arrangements, our customer success function, and third-party hosting fees related to our cloud services. Employee compensation and related costs include cash compensation and benefits to employees and associated overhead costs. We expect cost of subscription revenue to increase in absolute dollars, but to remain relatively consistent as a percentage of subscription revenue, relative to the extent of the growth of our business.
Cost of services. Cost of services revenue consists primarily of employee compensation costs directly associated with delivery of professional services and training, costs of third-party integrators and other associated overhead costs. We expect cost of services revenue to decrease in absolute dollars relative to the decrease of our services business.
Gross Profit
Gross profit, or revenue less cost of revenue, has been and will continue to be affected by various factors, including the mix of cloud-based subscription customers, the costs associated with supporting our cloud solution, the extent to which we expand our customer support team and the extent to which we can increase the efficiency of our technology and infrastructure though technological improvements. We expect our gross profit to increase in absolute dollars.
Operating Expenses
Sales and Marketing. Sales and marketing expenses consist primarily of employee compensation costs, sales commissions, costs of general marketing and promotional activities, travel-related expenses and allocated overhead. Sales commissions as well as associated payroll taxes and retirement plan contributions that are incremental to the acquisition of customer contracts are deferred and amortized over the period of benefit, which is estimated to be 5 years. We expect our sales and marketing expenses to increase on an absolute dollar basis as we expand our sales personnel and marketing efforts. Sales commissions as well as associated payroll taxes and retirement plan contributions (together, contract costs) that are incremental to the acquisition of customer contracts are capitalized.
Research and development. Research and development expenses consist primarily of personnel costs and allocated overhead. We will continue to invest in innovation so that we can offer our customers new solutions and enhance our existing solutions. See “Business — Research and Development” in our Annual Report on Form 10-K for the year ended December 31, 2020 for more information. We expect such investment to increase on an absolute dollar basis as our business grows.
General and Administrative. General and administrative expenses consist primarily of employee compensation costs for corporate personnel, such as those in our executive, human resource, facilities, accounting and finance, legal and compliance, and information technology departments. In addition, general and administrative expenses include acquisition-related expenses which primarily consist of third-party expenses, such as legal and accounting fees, and adjustments to contingent consideration. General and administrative expenses also include costs incurred in secondary offerings. We expect our general and administrative expenses to increase on a dollar basis as our business grows, particularly as we continue to invest in technology infrastructure and expand our operations globally. Also, we incur additional general and administrative expenses as a result of operating as a public company, including costs to comply with the rules and regulations applicable to companies listed on a national securities exchange, costs related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, and increased expenses for insurance, investor relations and accounting expenses.
Amortization. Amortization expense primarily consists of amortization of acquired trademarks, customer relationships and developed technology.
Interest Expense, Net
Interest expense, net consists primarily of interest payments on our outstanding borrowings under our credit facilities as well as the amortization of associated deferred financing costs. See “Liquidity and Capital Resources — Credit Facilities.”
Foreign Currency Transaction Gain (Loss)
Our reporting currency is the U.S. dollar. The functional currency of all our international operations is the U.S. dollar. The assets, liabilities, revenues and expenses of our foreign operations are remeasured in accordance with ASC Topic 830,

Foreign Currency Matters. Remeasurement adjustments are recorded as foreign currency transaction gains (losses) in the consolidated statement of operations.
Income Tax (Provision) Benefit
Income tax (provision) benefit consists primarily of income taxes related to U.S. federal and state income taxes and income taxes in foreign jurisdictions in which we conduct business.
Other Income
Other income consists primarily of sublease rental income. The sublease was terminated in the second quarter of 2020.
Results of Operations
The following table sets forth our consolidated statements of operations data for the periods indicated:

	(As Revised)
	Three Months Ended March 31,
	2021 (1)	2020 (1)
	(in thousands)
Consolidated Statement of Operations Data:
Revenue:
Subscription	$74,482	$54,204
Services	4,003	4,087
License	2,242	1,762
Total revenue	80,727	60,053
Cost of revenue:
Cost of subscription(2)(3) (exclusive of amortization expense shown below)	12,014	9,248
Cost of services(2)(3) (exclusive of amortization expense shown below)	2,465	3,090
Amortization expense	2,777	2,677
Total cost of revenue	17,256	15,015
Gross profit	63,471	45,038
Operating expenses:
Sales and marketing(2)(3)	30,167	23,004
Research and development(2)(3)	15,626	12,638
General and administrative(2)(3)(4)	16,244	11,215
Amortization expense	5,627	5,674
Total operating expenses	67,664	52,531
Loss from operations	(4,193)	(7,493)
Interest expense, net	(55)	(4,778)
Foreign currency transaction loss	(218)	(304)
Other income, net	—	55
Loss before income tax (provision) benefit	(4,466)	(12,520)
Income tax (provision) benefit	(123)	3,024
Net loss	$(4,589)	$(9,496)
(1) Certain amounts have been revised to correct immaterial errors. See Note 3 to the consolidated financial statements included in Part I, Item 1 for more information.

(2) Includes stock-based compensation as follows:

	Three Months Ended March 31,
	2021	2020
	(in thousands)
Cost of revenue:
Subscription	$324	$38
Services	77	—
Sales and marketing	842	111
Research and development	778	157
General and administrative	811	505
	$2,832	$811
(3) Includes depreciation expense as follows:

	(As Revised)
	Three Months Ended March 31,
	2021	2020
	(in thousands)
Cost of revenue:
Subscription	$263	$255
Services	43	57
Sales and marketing	574	526
Research and development	305	313
General and administrative	195	165
	$1,380	$1,316
(4) Includes acquisition-related expense as follows:

	Three Months Ended March 31,
	2021	2020
	(in thousands)
General and administrative	$110	$1,600
General and administrative also includes a Digita earnout expense of $0.3 million for the three months ended March 31, 2021.

The following table sets forth our consolidated statements of operations data expressed as a percentage of total revenue for the periods indicated:

	(As Revised)
	Three Months Ended March 31,
	2021 (1)	2020 (1)
	(as a percentage of total revenue)
Consolidated Statement of Operations Data:
Revenue:
Subscription	92%	90%
Services	5	7
License	3	3
Total revenue	100	100
Cost of revenue:
Cost of subscription (exclusive of amortization expense shown below)	15	15
Cost of services (exclusive of amortization expense shown below)	3	5
Amortization expense	3	5
Total cost of revenue	21	25
Gross profit	79	75
Operating expenses:
Sales and marketing	38	38
Research and development	19	21
General and administrative	20	19
Amortization expense	7	9
Total operating expenses	84	87
Income (loss) from operations	(5)	(12)
Interest expense, net	—	(8)
Foreign currency transaction loss	(1)	(1)
Other income, net	—	—
Loss before income tax (provision) benefit	(6)	(21)
Income tax (provision) benefit	—	5
Net loss	(6)%	(16)%
(1) Certain amounts have been revised to correct immaterial errors. See Note 3 to the consolidated financial statements included in Part I, Item 1 for more information.

Comparison of the Three Months Ended March 31, 2021 and 2020
Revenue

	(As Revised)
	Three Months Ended March 31,		Change
	2021 (1)	2020 (1)	$	%
	(in thousands, except percentages)
SaaS subscription and support and maintenance	$66,776	$49,664	$17,112	34%
On‑premise subscription	7,706	4,540	3,166	70
Subscription revenue	74,482	54,204	20,278	37
Professional services	4,003	4,087	(84)	(2)
Perpetual licenses	2,242	1,762	480	27
Non-subscription revenue	6,245	5,849	396	7
Total revenue	$80,727	$60,053	$20,674	34%
(1) Certain amounts have been revised to correct immaterial errors. See Note 3 to the consolidated financial statements included in Part I, Item 1 for more information.
Total revenue increased by $20.7 million, or 34%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. Overall revenue increased as a result of higher subscription revenue and license revenue. Subscription revenue accounted for 92% of total revenue for the three months ended March 31, 2021 compared to 90% for the three months ended March 31, 2020. The increase in subscription revenue was driven by device expansion, the addition of new customers and cross-selling. License revenue increased due to additional licenses for an existing customer, partially offset by shifting customers to our SaaS model as opposed to on-premise perpetual licenses.
Cost of Revenue and Gross Margin

	(As Revised)
	Three Months Ended March 31,		Change
	2021 (1)	2020 (1)	$	%
	(in thousands, except percentages)
Cost of revenue:
Cost of subscription (exclusive of amortization expense shown below)	$12,014	$9,248	$2,766	30%
Cost of services (exclusive of amortization expense show below)	2,465	3,090	(625)	(20)
Amortization expense	2,777	2,677	100	4
Total cost of revenue	$17,256	$15,015	$2,241	15%
Gross margin	79%	75%
(1) Certain amounts have been revised to correct immaterial errors. See Note 3 to the consolidated financial statements included in Part I, Item 1 for more information.
Cost of revenue increased by $2.2 million, or 15%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020 driven by an increase in cost of subscription revenue, partially offset by lower cost of services revenue. Cost of subscription revenue increased $2.8 million, or 30%, primarily due to an increase of $1.5 million in employee compensation costs related to higher headcount to support the growth in our subscription customer base, an increase of $1.2 million in third party hosting fees as we increased capacity to support our growth and a $0.3 million increase in stock-based compensation expense. Cost of services revenue decreased $0.6 million primarily due to lower travel-related costs and costs of third-party integrators.
Total gross margin was 79% and 75% for the three months ended March 31, 2021 and 2020, respectively, as our revenue expanded faster than the costs required to deliver the revenue.

Operating Expenses

	(As Revised)
	Three Months Ended March 31,		Change
	2021 (1)	2020 (1)	$	%
	(in thousands, except percentages)
Operating expenses:
Sales and marketing	$30,167	$23,004	$7,163	31%
Research and development	15,626	12,638	2,988	24
General and administrative	16,244	11,215	5,029	45
Amortization expense	5,627	5,674	(47)	(1)
Operating expenses	$67,664	$52,531	$15,133	29%
(1) Certain amounts have been revised to correct immaterial errors. See Note 3 to the consolidated financial statements included in Part I, Item 1 for more information.
Sales and Marketing. Sales and marketing expenses increased by $7.2 million, or 31%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. The increase was primarily due to an increase of $5.7 million in employee compensation costs driven by headcount growth, a $1.4 million increase in marketing costs, an increase of $0.3 million in computer hardware and software costs to support the growth of the business and a $0.7 million increase in stock-based compensation expense reflecting the IPO grant, partially offset by a $1.2 million decrease in travel-related expenses reflecting less travel due to COVID-19. Marketing costs increased primarily due to increases in demand generation programs, advertising, and brand awareness campaigns focused on new customer acquisition.
Research and Development. Research and development expenses increased by $3.0 million, or 24%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. The increase was primarily due to an increase of $2.1 million in employee compensation costs due to higher headcount, an increase of $0.7 million in outside services and a $0.6 million increase in stock-based compensation expense reflecting the IPO grant, partially offset by a $0.4 million decrease in travel-related expenses reflecting less travel due to COVID-19.
General and Administrative. General and administrative expenses increased by $5.0 million, or 45%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. The increase was primarily due to an increase of $2.8 million in employee compensation costs driven by higher headcount to support our continued growth, $2.0 million in additional expenses as a result of operating as a public company, an increase of $0.9 million in computer hardware and software costs to support the growth of the business, a $0.3 million increase in stock-based compensation expense and a $0.3 million increase to contingent consideration, partially offset by a $1.5 million decrease in acquisition-related expenses and a $1.1 million decrease in travel-related expenses reflecting less travel due to COVID-19. The remainder of the cost increase is primarily related to costs to support the growth in business and headcount.
Interest Expense, Net

	Three Months Ended March 31,		Change
	2021	2020	$	%
	(in thousands, except percentages)
Interest expense, net	$55	$4,778	$(4,723)	(99)%
Interest expense, net decreased by $4.7 million, or 99%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020 reflecting the repayment of the Prior Term Loan Facility.

Foreign Currency Transaction Loss

	Three Months Ended March 31,		Change
	2021 (1)	2020	$	%
	(As Revised)
	(in thousands, except percentages)
Foreign currency transaction loss	$218	$304	$(86)	(28)%
(1) Certain amounts have been revised to correct immaterial errors. See Note 3 to the consolidated financial statements included in Part I, Item 1 for more information.
Foreign currency transaction loss decreased by $0.1 million, or 28%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. The decrease in the loss was driven by a favorable impact from the remeasurement of monetary assets and liabilities denominated in Euros and Australian dollars compared to the prior year period.
Other Income, Net

	Three Months Ended March 31,		Change
	2021	2020	$	%

Other income, net	$—	$55	$(55)	(100)%
Other income, net decreased by $0.1 million, or 100%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. The decrease in Other income, net was due to the termination of our sublease in the second quarter of 2020.
Income Tax (Provision) Benefit

	(As Revised)
	Three Months Ended March 31,		Change
	2021 (1)	2020 (1)	$	%
	(in thousands, except percentages)
Income tax (provision) benefit	$(123)	$3,024	$(3,147)	NM
NM Not Meaningful.
(1) Certain amounts have been revised to correct immaterial errors. See Note 3 to the consolidated financial statements included in Part I, Item 1 for more information.
Income tax (provision) benefit was $(0.1) million and $3.0 million for the three months ended March 31, 2021 and 2020, respectively. The effective tax rates for the three months ended March 31, 2021 and 2020 were (2.8)% and 24.2%, respectively. The effective tax rate for the three months ended March 31, 2021 was lower than the prior year period due to Section 162(m) of the Internal Revenue Code, stock option activity and the domestic valuation allowance. The Company’s annual effective tax rates for the three months ended March 31, 2021 and 2020 were (1.6)% and 21.2%, respectively.

Liquidity and Capital Resources
General
As of March 31, 2021, our principal sources of liquidity were cash and cash equivalents totaling $196.2 million, which were held for working capital purposes, as well as the available balance of our New Revolving Credit Facility, described in Note 8 to our Consolidated Financial Statements. Our cash equivalents are comprised of money market funds and/or U.S. Treasuries with original or remaining maturities at the time of purchase of three months or less. Our positive cash flows from operations enable us to make continued investments in supporting the growth of our business. We expect that our operating cash flows, in addition to our cash and cash equivalents, will enable us to continue to make such investments in the future.
On May 5, 2021, we entered into a commitment letter (the “Commitment Letter”) with JPMorgan Chase Bank, N.A. and other commitment parties thereto (the “Commitment Parties”), pursuant to which, subject to the terms and conditions set forth therein, the Commitment Parties have committed to provide a 364-day term loan facility in an aggregate principal amount of up to $250.0 million, on substantially the same terms and conditions as the New Credit Agreement. The funding of the term loan facility provided for by the Commitment Letter is contingent on the satisfaction of customary conditions, including the execution and delivery of definitive documentation with respect to the term loan facility in accordance with the terms set forth in the Commitment Letter.
We believe our cash and cash equivalents, our New Revolving Credit Facility and cash provided by sales of our software solutions and services will be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months. Our future capital requirements will depend on many factors including our growth rate, the timing and extent of spending to support development efforts, the expansion of sales and marketing activities, the introduction of new and enhanced products and services offerings, and the continuing market acceptance of our products. In the future, we may use cash to acquire or invest in complementary businesses, services and technologies, including intellectual property rights.
A majority of our customers pay in advance for subscriptions and support and maintenance contracts, a portion of which is recorded as deferred revenue. Deferred revenue consists of the unearned portion of billed fees for our subscriptions, which is later recognized as revenue in accordance with our revenue recognition policy. As of March 31, 2021, we had deferred revenue of $221.6 million, of which $167.9 million was recorded as a current liability and is expected to be recorded as revenue in the next 12 months, provided all other revenue recognition criteria have been met.
Cash Flows
The following table presents a summary of our consolidated cash flows from operating, investing and financing activities:

	Three Months Ended March 31,
	2021	2020 (1)
		(As Revised)
	(in thousands)
Net cash provided by (used in) operating activities	$4,023	$(7,297)
Net cash used in investing activities	(6,319)	(1,039)
Net cash provided by (used in) financing activities	4,019	(1,362)
Effect of exchange rate changes on cash and cash equivalents	(401)	—
Net increase (decrease) in cash and cash equivalents	1,322	(9,698)
Cash and cash equivalents, beginning of period	194,868	32,375
Cash and cash equivalents, end of period	$196,190	$22,677
Cash paid for interest	$3	$4,734
Cash paid for purchases of equipment and leasehold improvements	3,290	1,039
(1) Certain amounts have been revised to correct immaterial errors. See Note 3 to the consolidated financial statements included in Part I, Item 1 for more information.

Operating Activities
Our largest source of operating cash is cash collections from our customers for subscriptions. Our primary use of cash from operating activities is for employee-related expenditures, marketing expenses and third-party hosting costs.
For the three months ended March 31, 2021, net cash provided by operating activities was $4.0 million reflecting our net loss of $4.6 million, adjusted for non-cash charges of $16.7 million and net cash outflows of $8.1 million from changes in our operating assets and liabilities. Non-cash charges primarily consisted of depreciation and amortization of property and equipment and intangible assets, amortization of deferred contract costs, non-cash lease expense, share-based compensation and a $0.3 million adjustment to our Digita earnout, partially offset by the deferred tax benefit. The primary drivers of net cash outflows from changes in operating assets and liabilities included a $7.1 million increase in trade accounts receivable due to higher sales and the timing of cash receipts from our customers, a $5.1 million increase in deferred contract costs due to an increase in capitalized contract costs, a $3.3 million increase in prepaid expenses and other assets and an $8.9 million decrease in accounts payable and accrued liabilities due to the timing of cash disbursements. These changes were partially offset by a $15.9 million increase in deferred revenue due to the upfront billing for a majority of our subscriptions.
For the three months ended March 31, 2020, net cash used in operating activities was $7.3 million reflecting our net loss of $9.5 million, adjusted for non-cash charges of $10.3 million and net cash outflows of $8.1 million from changes in our operating assets and liabilities. Non-cash charges primarily consisted of depreciation and amortization of property and equipment and intangible assets, amortization of deferred contract costs, amortization of debt issuance costs and share-based compensation, partially offset by deferred taxes. The primary drivers of net cash outflows from changes in operating assets and liabilities included an increase in deferred contract costs of $3.7 million, an increase in prepaid expenses and other assets of $1.8 million and a decrease in accounts payable and accrued liabilities of $6.9 million, partially offset by a $4.9 million increase in deferred revenue.
Investing Activities
During the three months ended March 31, 2021, net cash used in investing activities was $6.3 million driven by purchases of $3.3 million in equipment and leasehold improvements primarily reflecting updates to office space and hardware and software and the acquisition of cmdReporter of $3.0 million.
During the three months ended March 31, 2020, net cash used in investing activities was $1.0 million driven by purchases of equipment and leasehold improvements to support our higher headcount with additional office space and hardware and software.
Financing Activities
Net cash provided by financing activities of $4.0 million during the three months ended March 31, 2021 was due to proceeds from the exercise of stock options.
Net cash used in financing activities of $1.4 million during the three months ended March 31, 2020 was due to the payment of offering costs of $1.5 million, partially offset by $0.1 million of proceeds from the exercise of stock options.
Contractual Obligations and Commitments
As of March 31, 2021, our principal commitments consist of obligations under operating leases for office space. In “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2020, we disclosed our total contractual obligations as of December 31, 2020. Outside of the above and routine transactions made in the ordinary course of business, there have been no material changes to the contractual obligations as disclosed in our Annual Report on Form 10-K for the year ended December 31, 2020.
Indemnification Agreements
In the ordinary course of business, we enter into agreements of varying scope and terms pursuant to which we agree to indemnify customers, channel partners, vendors, lessors, business partners and other parties with respect to certain matters, including, but not limited to, losses arising out of the breach of such agreements, services to be provided by us or from intellectual property infringement, misappropriation or other violation claims made by third parties. See “Risk Factors — We have indemnity provisions under our contracts with our customers, channel partners and other third parties, which could have a material adverse effect on our business” in our Annual Report on Form 10-K for the year ended December 31, 2020. In addition, we have entered into indemnification agreements with our directors and certain executive officers that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, officers or employees. No demands have been made upon us to provide indemnification under such agreements and there are no claims that we are aware of that could have a material effect on our consolidated balance sheets, consolidated statements of operations and comprehensive loss, or consolidated statements of cash flows.
JOBS Act
We qualify as an “emerging growth company” pursuant to the provisions of the JOBS Act. For as long as we are an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements of holding advisory “say-on-pay” votes on executive compensation and shareholder advisory votes on golden parachute compensation.
The JOBS Act also permits an emerging growth company like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to use the extended transition period for complying with new or revised accounting standards and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that comply with such new or revised accounting standards on a non-delayed basis.
Critical Accounting Policies
Our discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements. The preparation of our financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. We base our estimates on experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. Actual results may differ from those estimates, impacting our reported results of operations and financial condition.
Except for the accounting policies for leases that were updated as a result of adopting the new accounting standard, there have been no material changes to our critical accounting policies and estimates disclosed in our Annual Report on Form 10-K for the year ended December 31, 2020. For more information, refer to “Note 2 — Summary of Significant Accounting Policies” to the consolidated financial statements included in Part I, Item 1.
Recent Accounting Pronouncements
For a description of our recently adopted accounting pronouncements and recently issued accounting standards not yet adopted, see “Note 2 — Summary of Significant Accounting Policies” to the consolidated financial statements included in Part I, Item 1.